EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑241837 and 333-226494) on Form S-8 and in the registration statement (No. 333-227875) on Form S-3 of Murphy Oil Corporation of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Murphy Oil Corporation and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Murphy Oil Corporation.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases.

/s/ KPMG LLP

Houston, Texas
February 26, 2021